Exhibit 10.16

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is dated as of [            ], 2014 (the “Effective Date”), by and among SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Parent”), SailPoint Technologies, Inc., a Delaware corporation (the “Company”), and [            ], an individual (the “Purchaser”).

Recitals

A. The Parent and Purchaser desire to enter into this agreement pursuant to which Purchaser will purchase, and the Parent will sell, subject to certain vesting and other restrictions as set forth herein, [            ] shares of the common stock, par value $0.001 per share, of the Parent (the “Common Stock”) at the time of and in conjunction with the Closing. All such shares of Common Stock hereby are referred to herein as “Restricted Stock.” For clarity, any other shares of Common Stock Purchaser may own shall not be considered “Restricted Stock” for purposes of this Agreement.

B. In consideration for the sale of such shares, the Parent and the Company desire to continue to subject Purchaser to certain confidentiality restrictions and to protect the Company against Purchaser’s solicitation of employees of the Company following the termination of his (or her) employment by the Company, all in accordance with the terms of this Agreement.

C. Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, by Thoma Bravo Fund XI, L.P. (“TB”).

D. Certain definitions are set forth in Section 9 of this Agreement.

Agreement

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

PROVISIONS RELATING TO THE RESTRICTED STOCK

1.	Purchase and Sale of Restricted Stock.

(a) On the Effective Date, Purchaser will purchase, and the Parent will sell, [            ] shares of Common Stock at a price of [$            ] per share, of which (i) [            ] shares of such Common Stock are referred to herein as “Time-Vested Shares” and (ii) [            ] shares of such Common Stock are referred to herein as “Performance-Vested Shares.” The Parent will deliver to Purchaser the certificates (if any) or other evidence representing such Restricted Stock, and Purchaser will deliver to the Parent a cashier’s or certified check or wire transfer of funds in the aggregate amount of $[            ] at the Closing.

(b) The Common Stock acquired by the Purchaser pursuant to Section 1(a) above is referred to herein as the “Restricted Stock.”

(c) Within 30 days after the Effective Date, Purchaser will make an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Annex A attached hereto.

(d) In connection with the purchase and sale of the Restricted Stock hereunder, Purchaser represents, warrants and covenants to the Parent, the Company and TB that:

(i) The Restricted Stock to be acquired by Purchaser pursuant to this Agreement will be acquired for Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Restricted Stock will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(ii) Purchaser is either an accredited investor (as defined in the rules under the Securities Act), an executive officer of the Company or is an employee of the Company, and is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Restricted Stock.

(iii) Purchaser is able to bear the economic risk of his (or her) investment in the Restricted Stock for an indefinite period of time because the Restricted Stock has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(iv) Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Restricted Stock and has had full access to such other information concerning the Parent as he has requested and has had the opportunity to consult with his (or her) own independent counsel regarding his (or her) investment in Restricted Stock.

(v) This Agreement and each of the other agreements contemplated hereby constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, and the execution, delivery and performance of this Agreement and such other agreements by Purchaser does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Purchaser is a party or any statute, rule, judgment, order or decree to which Purchaser is subject.

(vi) Purchaser is not a party to or bound by any employment agreement or non-compete agreement or non-solicitation agreement, other than with Parent or any of its Subsidiaries.

(vii) Purchaser is a resident of [            ].

(e) As an inducement to the Parent to issue the Restricted Stock to Purchaser, and as a condition thereto, Purchaser acknowledges and agrees that neither the issuance of the Restricted Stock to Purchaser nor any provision contained herein shall entitle Purchaser to remain in the employment of the Parent and its Subsidiaries or affect the right of the Company to terminate Purchaser’s employment at any time for any reason.

2.	Vesting of Certain Restricted Stock.

(a) Time-Vested Shares are subject to vesting as further described in this Section 2 based upon Purchaser’s continued employment with the Company. Performance-Vested Shares are subject to vesting based upon Purchaser’s continued employment with the Company and certain performance-based vesting criteria as further described in this Section 2.

(b) The Time-Vested Shares will become vested in accordance with the following schedule, if as of each such date Purchaser remains continuously employed by the Company or any of its Subsidiaries: (i) 25% of the Time-Vested Shares will become vested on [            ] and (ii) the remaining Time-Vested Shares will become vested in equal installments on a monthly basis over the 36-month period following [            ].

(c) The Performance-Vested Shares will become vested in accordance with the following schedule effective upon the good faith confirmation by at least a majority of the members of the Board that EBITDA (as such term is defined in Section 10 below) for such fiscal year equals or exceeds the target EBITDA for such fiscal year (as set forth in the schedule below, the “Target EBITDA”); provided that Purchaser is and has been continuously employed by the Company or its Subsidiaries through the end of such fiscal year. Upon confirmation by the Board that EBITDA for any given fiscal year does not equal or exceed the applicable Target EBITDA, then all Performance-Vested Shares for such fiscal year that would have otherwise vested had EBITDA equaled or exceeded the applicable Target EBITDA, shall not be vested (the “Unvested Restricted Stock”); provided that, if EBITDA for the following fiscal year does equal or exceed the applicable Target EBITDA of such following fiscal year, then such Unvested Restricted Stock for such prior fiscal year shall vest upon confirmation that the Target EBITDA of such following fiscal year was equalled or exceeded; provided further that, if EBITDA for the following year also does not equal or exceed the applicable Target EBITDA for such following fiscal year, then the Unvested Restricted Stock of the prior fiscal year shall be subject to repurchase by the Parent at any time at Purchaser’s Original Cost.

Fiscal Year Ended	Target EBITDA	Incremental Percentage of Performance-Vested Shares that Vest if Actual EBITDA meets or exceeds Target EBITDA
December 31, 2015	$[•]	25%
December 31, 2016	$[•]	25%
December 31, 2017	$[•]	25%
December 31, 2018	$[•]	25%

The Target EBITDA set forth above may be subsequently amended by resolution or written consent of the Board acting in its reasonable discretion (and using financial models and assumptions consistent in all material respects with the financial models and assumptions used to develop the Target EBITDA specified above) to reflect any fundamental changes in the Company’s business, including as a result of any material acquisition or divestiture.

(d) In the event both (i) a Sale of the Company occurs and (ii) Purchaser’s continuous status as a Service Provider is terminated either (A) by the Company or the acquiring entity without Cause or (B) by Purchase for Good Reason, in either case, within the twelve month period immediately following such Sale of the Company, then 100% of the Unvested Restricted Stock shall become vested as of the termination of Purchaser’s status as a Service Provider; provided, however, that if Purchaser’s continuous status as a Service Provider ceases prior to any Sale of the Company, then no Unvested Executive Stock shall vest in accordance with this Section 2(d).

(e) All shares of Restricted Stock which have become vested in accordance with this Section 2 are referred to herein as “Vested Shares,” and all other shares of Restricted Stock are referred to herein as “Unvested Shares.”

3.	Repurchase Options.

(a) In the event Purchaser ceases to be employed by the Company and its Subsidiaries for any reason (a “Termination”), all of the Restricted Stock (whether any such shares are held by Purchaser or one or more of Purchaser’s Permitted Transferees (as defined in the Stockholders Agreement) other than the Parent) will be subject to repurchase, in each case by the Parent and TB pursuant to the terms and conditions set forth in this Section 3 (the “Repurchase Option”).

(b) In the event of a Termination for any reason other than Cause by the Company, (i) the purchase price for each Unvested Share will be Purchaser’s Original Cost for such share and (ii) the purchase price for each Vested Share will be the greater of (A) Purchaser’s Original Cost for such share and (B) the Fair Market Value for such share; provided, however, that if Purchaser’s employment is terminated for Cause by the Company the purchase price for each Vested Share will be the lesser of (A) Purchaser’s Original Cost for such share and (B) the Fair Market Value of such share.

(c) The Board may elect to cause the Parent to purchase all or any portion of any of the Restricted Stock by delivering written notice (the “Repurchase Notice”) to the Purchaser and his (or her) Permitted Transferees within 90 days after the Termination for any shares of Restricted Stock issued at least 181 days prior to the Termination (or, in the case of shares of Restricted Stock issued 180 days or less prior to the Termination, on the date that is at least 181 days following the date of the issuance of such shares of Restricted Stock). The Repurchase Notice will set forth the number of Restricted Stock of each class to be acquired from each holder, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. If some shares are held by Purchaser’s Permitted Transferees, Purchaser shall be permitted to designate which of the shares to be repurchased shall be repurchased from Purchaser and which shall be repurchased from Purchaser’s Permitted Transferees. If Purchaser does not make such a designation, the number of shares to be repurchased by the Parent shall first be satisfied to the extent possible from the shares of Restricted Stock held by Purchaser at the time of delivery of the Repurchase Notice. If the number of shares of Restricted Stock then held by Purchaser is less than the total number of shares of Restricted Stock which the Parent has elected to purchase, the Parent shall purchase the remaining shares elected to be purchased from the Purchaser’s Permitted Transferees, pro rata according to the number of shares of Restricted Stock held by such Permitted Transferee(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share). The number of shares of Restricted Stock of each class to be repurchased hereunder will be allocated among Purchaser and his (or her) Permitted Transferees (if any) pro rata according to the number of shares of Restricted Stock to be purchased from such person. Additionally, the Board may cause the Parent to assign its rights under this Section 3 to one or more of its Affiliates.

(d) If for any reason the Parent does not elect to purchase all of the Restricted Stock pursuant to the Repurchase Option, TB shall be entitled to exercise the Repurchase Option for the shares of Restricted Stock the Parent has not elected to purchase (the “Available Shares”). As soon as practicable after the Parent has determined that there will be Available Shares, but in any event within 90 days after the Termination, the Parent shall give written notice (the “Option Notice”) to TB setting forth the number of Available Shares and the purchase price for the Available Shares. TB may elect to purchase any or all of the Available Shares by giving written notice to the Parent within 30 days after the Option Notice has been given by the Parent. As soon as practicable, and in any event within ten days, after the expiration of the one-month period set forth above, the Parent shall notify each holder of Restricted Stock as to the number of shares being purchased from such holder by TB (the “Supplemental Repurchase Notice”). At the time the Parent delivers the Supplemental Repurchase Notice to the holder(s) of Restricted Stock, the Parent shall also deliver written notice to TB setting forth the number of shares TB is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

(e) The closing of the purchase of the Restricted Stock pursuant to the Repurchase Option shall take place on the date designated by the Parent in the Repurchase Notice or, if later, the Supplemental Repurchase Notice, which date shall not be more than 30 days nor less than five days after the delivery of the later of either such notice to be delivered. The Parent will pay for the Restricted Stock to be purchased by it pursuant to the Repurchase Option by first offsetting amounts outstanding under any bona fide debts for money borrowed from the Parent or for travel and expense advances owed by Purchaser to the Parent (or one or more of Purchaser’s Permitted Transferees, other than the Parent or TB); upon full repayment of such bona fide debts, the Parent will make payment by a check or wire transfer of funds in the aggregate amount of the remaining purchase price for such Restricted Stock. TB will pay for the Restricted Stock to be purchased by it pursuant to the Repurchase Option by delivery of a check or wire transfer of funds in the aggregate amount of the purchase price for such shares. The Parent and TB will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers’ signatures be guaranteed.

(f) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Restricted Stock by the Parent shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Parent’s and its Subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of Restricted Stock hereunder which the Parent is otherwise entitled or required to make, the Parent may, notwithstanding anything to the contrary in this Agreement, delay any such repurchases until such time as it is permitted to do so under such restrictions.

4.	Restrictions on Transfer of Restricted Stock.

(a) In addition to the repurchase options set forth in Section 3 above, the Restricted Stock is subject to transfer and other restrictions contained in that certain Stockholders Agreement, dated as of September 8, 2014, by and among Parent and its stockholders (the “Stockholders Agreement”). On the Effective Date, Purchaser will become a party to the Stockholders Agreement and agree to be bound by the terms and conditions thereof.

(b) The certificates representing the Restricted Stock will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND A PURCHASER OF THE COMPANY DATED AS OF [            ], 2014. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(c) Opinion of Counsel. No holder of Restricted Stock may sell, transfer or dispose of any Restricted Stock (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

PROVISIONS RELATING TO CONFIDENTIALITY, NON-SOLICITATION AND TAX-RELATED COVENANTS

5.	Confidential Information and Inventions and Patents.

(a) Confidential Information. Purchaser acknowledges that the Confidential Information obtained by him concerning the business and affairs of the Company and its Affiliates and its and their predecessors during the course of his (or her) performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the

Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Purchaser becomes aware during such period. Therefore, Purchaser agrees that he will not (and shall cause each of his (or her) Affiliates not to) at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for his (or her) own account, any of such Confidential Information without the Board’s consent, unless and to the extent that such Confidential Information (i) become generally known to and available for use by the public other than as a direct or indirect result of Purchaser’s acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company or any of its Subsidiaries, or (ii) was rightfully in Purchaser’s possession free of any obligation of confidence at or subsequent to the time such information was communicated to Purchaser by the Company or its Subsidiaries. Purchaser agrees to deliver to the Company within five (5) days following the Termination of his (or her) employment with the Company, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and its and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his (or her) control. Notwithstanding the foregoing, a disclosure of any Confidential Information (x) in response to a valid order by a court or other governmental body or (y) as otherwise required by law will not be a breach of this Agreement.

(b) Inventions and Patents. Purchaser acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed, made or reduced to practice by Purchaser while employed by the Company and its Subsidiaries or any of its and their predecessors (“Work Product”) belong to the Company or such Subsidiary and Purchaser hereby assigns, and agrees to assign, all of the Work Product to the Company or such Subsidiary. Any copyrightable work prepared in whole or in part by Purchaser in the course of his (or her) work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Purchaser hereby assigns and agrees to assign to Company or such Subsidiary all right, title and interest, including without limitation, copyright in and to such copyrightable work. Purchaser shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or its Subsidiary’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

6.	Restrictive Covenants.

(a) Noncompetition. In further consideration of the opportunity to purchase the Restricted Stock hereunder, Purchaser acknowledges that during the course of his (or her) employment with the Company and its Affiliates (including, without limitation, any predecessors thereof) he has become familiar with, and during the course of his (or her) employment with the Company and its Subsidiaries he will become familiar with, the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information. Purchaser acknowledges that his (or her) services shall be of special, unique and extraordinary value to the Company and its Subsidiaries and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depend substantially on the skills and expertise of the Purchaser. Therefore, and in further consideration of the opportunity to purchase the Restricted Stock hereunder, Purchaser agrees that, during the Purchaser’s period of employment with the Company or any of its Subsidiaries and for 12 months thereafter, he shall not directly or indirectly engage or become interested in (whether as an owner, partner, director, officer, employee, consultant, stockholder or otherwise) any business that provides, offers or is otherwise directly or indirectly engaged in providing or offering (including through acquiring companies which provide or offer) products or services anywhere in the world that are competitive with the Business. For purposes of this Agreement, “Business” shall mean the business of providing on-premises and hosted (i.e., SaaS-based) identity and access management solutions to enterprise and government customers, including data and risk management, compliance and provisioning solutions and services.].

(b) Nonsolicitation. In addition, during the Purchaser’s period of employment with the Company or any of its Subsidiaries and for 12 months thereafter, Purchaser shall not (and shall cause all of his (or her) Affiliates not to) directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Parent or any of its Subsidiaries (including the Company) to leave the employ of the Parent or any of its Subsidiaries (including the Company), or in any way interfere with the relationship between the Parent or any of its Subsidiaries (including the Company) and any employee thereof, (ii) hire (in any capacity) any person who was an employee of the Parent or any of its Subsidiaries (including the Company) at any time during the one (1) year period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 7(b) that any such hiring within such one (1) year period is in violation of Section 7(a) above), (iii) for so long as Purchaser has any obligations under Section 7(a) above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Parent or any of its Subsidiaries (including the Company) in order to induce or attempt to induce such Person to cease doing business with the Parent or any of its Subsidiaries (including the Company), or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Parent or any of its Subsidiaries (including the Company), including making any negative statements or communications about TB, the Parent or any of its Subsidiaries (including the Company) or (iv) initiate or engage in any discussions regarding an acquisition of, or Purchaser’s employment (whether as an employee, an independent contractor or otherwise) by, any businesses with which the Parent or any of its Subsidiaries (including the Company) has entertained discussions or has requested and received information relating to the acquisition of such business by the Parent or any of its Subsidiaries (including the Company) prior to the termination of the Purchaser’s employment with the Company.

(c) Enforcement. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Purchaser’s services are unique and because Purchaser has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and without proving damages).

7.	Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Purchaser’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Purchaser is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Purchaser becomes entitled to under this Agreement on account of the Purchaser’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the

Purchaser’s separation from service, or (B) the Purchaser’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Purchaser during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Purchaser’s termination of employment, then such payments or benefits shall be payable only upon the Purchaser’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Purchaser or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Withholding. The Parent or the Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) as may be required to be withheld pursuant to any applicable law or regulation. Purchaser shall pay to the Parent or the Company or make arrangements satisfactory to the Parent to pay the amount of all applicable Taxes that the Parent or the Company is required to withhold at any time. If Purchaser shall fail to make such payment, the Parent or the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Purchaser any Taxes of any kind required by law to be withheld with respect to the Restricted Stock. Purchaser acknowledges that it is Purchaser’s sole responsibility, and not the Parent’s or the Company’s, to file timely and properly the election under Section 83(b) of the Internal Revenue Code and any corresponding provisions of state tax laws. In the event that the Parent or the Company fails to withhold any Taxes required to be withheld by applicable law or regulation, Purchaser shall indemnify the Parent and its Subsidiaries (including the Company) for any amounts paid by the Parent or the Company with respect to any such Taxes but only to the extent Purchaser has not already paid such Taxes; provided, however, that Purchaser shall not be required to indemnify the Parent or the Company for any interest, penalties and related expenses thereto.

GENERAL PROVISIONS

9.	Definitions.

“Affiliate” means, as to any Person, any other Person, which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Cause” means a vote of the Board resolving that Purchaser should be dismissed as a result of (i) Purchaser’s conviction of a felony (ii) Purchaser engaging in any other act of fraud, intentional misrepresentation, moral turpitude, misappropriation or embezzlement, illegality or unlawful harassment which, as determined by the Board in good faith and in light of all available facts, would: (A) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom the Company does or might do business; or (B) expose the Company to a risk of material civil or criminal legal damages, liabilities or penalties; (iii) the repeated willful failure by Purchaser to follow the reasonable directives of the Board in connection with the business affairs of the Company, or (iv) any material breach by Purchaser of this Agreement or material violation of the Company’s policies or (v) willful and deliberate non-performance of duty by Purchaser in connection with the business affairs of the Company, provided, however, in the event of termination based on (iii), (iv) or (v), Purchaser will have a period of thirty (30) days after written notice to Purchaser from the Company to cure the circumstance, if curable.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended thereafter from time to time.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium that relates to the Company or its Subsidiaries or their business relations and their respective business activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) information concerning third party businesses received by the Company under appropriate confidentiality restrictions in connection with prospective acquisitions or strategic combinations, (iii) identities and individual requirements of, and specific contractual arrangements with, the Company’s and its Subsidiaries’ joint venture partners, vendors or customers and other business relations and their confidential information; (iv) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (v) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable), (vi) intellectual property rights, and (vii) financial information.

“EBITDA” shall mean the earnings before interest, taxes, depreciation and amortization of Parent and its Subsidiaries, as determined by the Board in good faith.

“Fair Market Value” of each of the Purchaser Shares means the fair value of such shares as mutually determined in good faith by the Board of Directors and Purchaser. In the event the parties cannot agree on a fair market value, the fair market value shall be determined by a third party independent valuation consultant mutually agreed upon by the parties with the cost of such valuation shared equally by the parties.

“Good Reason” shall be defined as in Purchaser’s then-current employment agreement with the Company or, if no such agreement is in place, it means Purchaser’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Purchaser’s express written consent: (i) a material reduction of Purchaser’s duties, authority or responsibilities; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) a material reduction in Purchaser’s base salary; or (iii) for purposes of a post-Sale of Company termination only, a material change in the geographic location of Purchaser’s primary work facility or location. Purchaser will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

“Original Cost” means with respect to each share of Common Stock purchased by the Purchaser hereunder, the price per share of Common Stock as set forth in Section 1(a) hereof (as proportionately adjusted for all subsequent share or stock splits, stock dividends, reorganizations and other recapitalizations).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Sale” means any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

“Purchaser Shares” means the shares of Restricted Stock purchased hereunder. Purchaser Shares will continue to be Purchaser Shares in the hands of any holder other than Purchaser (except for the Company and TB and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Purchaser Shares will succeed to all rights and obligations attributable to Purchaser as a holder of Purchaser Shares hereunder. Purchaser Shares will also include shares of the Company’s shares issued with respect to Purchaser Shares by way of a share split, distribution or reorganization or upon conversion of the Company into a corporation, by way of a stock split, stock dividend or other recapitalization. Notwithstanding the foregoing, all Unvested Shares shall remain Unvested Shares, subject to the vesting provisions of this Agreement, after any Transfer thereof.

“Sale of the Company” has the meaning assigned to such term in the Stockholders Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Service Provider” means an employee, consultant, advisor, officer or director of the Company and/or any parent or subsidiary of the Company.

“Subsidiary” means any corporation of which the Company or the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

“Transfer” means to directly or indirectly sell, transfer, assign, pledge or otherwise dispose of or grant any direct or indirect interest in (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) the applicable property.

10.	Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) one day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon machine-generated acknowledgement of receipt after transmittal by facsimile, (iv) upon a confirmation of receipt by return email from the recipient after being sent by email, or (v) five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company, TB and the Purchaser at the address set forth below and to any other recipient or any subsequent holder of Purchaser Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Notices to Purchaser:

Facsimile:

E-mail:

Notices to the Company:

SailPoint Technologies, Inc.

11305 Four Points Drive, Building 2, Suite 100

Austin, Texas 78726

Attention: President

Telephone:

Facsimile: (512) 346 2033

E-mail:

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

Three Embarcadero Center

24th Floor

San Francisco, CA 94111-4003

Attention: J. Hovey Kemp

        Jared Jensen

Telephone: (415) 733-6000

Facsimile: (415) 677-9041

E-mail: hkemp@goodwinprocter.com

            jjensen@goodwinprocter.com

Notices to TB:

Thoma Bravo, LLC

600 Montgomery Street

32nd Floor

San Francisco, CA 94111

Attention: Seth Boro and Chip Virnig

Telephone: (415) 263-3660

Facsimile: (415) 392-6480

E-mail: sboro@thomabravo.com

            cvirnig@thomabravo.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

11. Expenses. Each party shall bear its or his (or her) expenses, including legal fees, arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

12.	General Provisions.

(a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Purchaser Shares in violation of any provision of this Agreement or the Stockholders Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Purchaser Shares as the owner of such shares for any purpose.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Initial Public Sale. Prior to an initial Public Sale, Purchaser shall have the opportunity to review the terms of this Agreement with the Company and the Company may amend the terms of this Agreement at such time.

(d) Complete Agreement. This Agreement, the Stockholders Agreement, the Certificate of Incorporation and those other documents expressly referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image.

(f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Purchaser, the Company, TB and their respective successors and assigns (including subsequent holders of Purchaser Shares); provided, however, except as otherwise provided herein, the rights and obligations of Purchaser under this Agreement shall not be assignable except in connection with a Permitted Transfer of Purchaser Shares hereunder.

(g) Choice of Law. All issues and questions concerning the relative rights of the Company and its Stockholders and all other issues and questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by, and construed in accordance with, the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(h) JURISDICTION AND VENUE. THE PARTIES TO THIS AGREEMENT HEREBY SUBMIT TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS SITTING IN TEXAS AND HEREBY AGREE THAT THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, AND ANY CLAIMS OR DISPUTES RELATING THERETO, SHALL BE ENFORCEABLE EXCLUSIVELY IN SUCH COURTS. EACH PARTY AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD IN SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OR OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.

(i) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j) Remedies. Each of the parties to this Agreement (including TB) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(k) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, TB and Purchaser.

(l) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(m) Termination. Except as otherwise provided herein, this Agreement shall survive the Termination of Purchaser’s employment with the Company and shall remain in full force and effect after such Termination.

(n) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(o) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(p) Intended Third-Party Beneficiary. TB is intended to be a third-party beneficiary of this Agreement, and no rights of TB hereunder may be waived or modified without its prior written consent. TB may enforce any provisions of this Agreement on behalf of the Company, including, without limitation, the provisions of Sections 5 and 6 hereof. Notwithstanding the foregoing, the rights of TB with respect to this Agreement shall terminate and be of no further force and effect upon termination of the Stockholders Agreement.

* * * * * * *

[This Space Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Senior Management and Restricted Stock Agreement as of the date first written above.

PARENT:
SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:
Name:
Title:

COMPANY:
SAILPOINT TECHNOLOGIES, INC.

By:
Name:
Title:

PURCHASER:

Name:

[Signature Page to Restricted Stock Agreement]

AGREED AND ACCEPTED:

THOMA BRAVO FUND XI, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:
Name:
Title:

THOMA BRAVO FUND XI-A, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:
Name:
Title:

THOMA BRAVO EXECUTIVE FUND XI, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:
Name:
Title:

[Signature Page to Restricted Stock Agreement]

ANNEX A

                , 201

ELECTION TO INCLUDE STOCK IN GROSS INCOME

PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

On             , 201    , the undersigned acquired shares of Common Stock, par value $0.001 per share, (the “Common Stock”) of [PARENT], a Delaware corporation (the “Company”), for $            . Under certain circumstances, the Company has the right to repurchase the Common Stock from the undersigned (or from the holder of the Common Stock, if different from the undersigned) should the undersigned cease to be employed by the Company and its subsidiaries. The Common Stock is subject to a substantial risk of forfeiture and is non-transferable.

The undersigned desires to make an election to have the receipt of the Common Stock taxed under the provisions of Section 83(b) of the Internal Revenue Code at the time the undersigned acquired the Common Stock.

Therefore, pursuant to Internal Revenue Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Common Stock, to report as taxable income for the calendar year 201     the excess (if any) of the value of the Common Stock on             , 201     over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation § 1.83-2(e):

1.	The name, address and social security number of the undersigned:

[NAME]

SSN:

2.	A description of the property with respect to which the election is being made: shares of the Company’s Common Stock.

3.	The date on which the Common Stock was transferred: , 201 . The taxable year for which such election is made: 201_.

4.	The Common Stock may be repurchased by the Company or its assignee upon the occurrence of certain events. This repurchase right lapses (i) monthly over [ ] months, following a [ ] month cliff period, with regard to half of the Common Stock and (ii) upon the achievement of certain Company performance milestones with regard to the other half of the Common Stock, in each case based on the continued performance of services by the taxpayer to the Company during that period.

5.	The fair market value on , 201 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $ .

6.	The amount paid or to be paid for such property: $ .

A-1

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(d).

Dated:                 , 201

[NAME]

A-2